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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189052

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 10, 2013)

22,086,742 American Depositary Shares

Himax Technologies, Inc.

Representing 44,173,484 Ordinary Shares
$5.25 per ADS

        The selling shareholder named in this prospectus supplement is selling 22,086,742 American Depositary Shares, or ADSs. We will not receive any proceeds from the sale of the ADSs by the selling shareholder. Each ADS represents two ordinary shares, par value $0.30 per share.

        The selling shareholder has granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,313,011 additional ADSs solely to cover over-allotments, if any.

        Our ADSs are listed on the NASDAQ Global Select Market under the symbol "HIMX." On June 13, 2013, the last reported sale price of our ADSs on the NASDAQ Global Select Market was $5.85 per ADS.

Investing in our ADSs involves risks. See "Risk Factors" beginning on page S-13.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public Offering Price	$ 5.25	$ 115,955,395.50
Underwriting Discounts and Commissions	$ 0.13125	$ 2,898,884.89
Proceeds to the Selling Shareholder (Before Expenses)	$ 5.11875	$ 113,056,510.61

        The underwriters expect to deliver the ADSs to purchasers on or about June 19, 2013 through the book-entry facilities of The Depository Trust Company.

Global Coordinator
Citigroup

Joint Bookrunners
(listed in alphabetical order except for the Global Coordinator)
Citigroup    BofA Merrill Lynch    Chardan Capital Markets, LLC    Credit Suisse

Co-Managers
Oppenheimer & Co.    Rosenblatt    Craig-Hallum Capital Group

June 13, 2013

        We are responsible for the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than its date.

S-i

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT AND
THE ACCOMPANYING PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other information. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the sections entitled "Where You Can Find More Information" and "Incorporation of Documents by Reference."

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should not consider any information included in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of any ADSs offered in this offering. We are not, and the underwriters are not, making any representation to any offeree or purchaser of our ADSs regarding the legality of an investment in our ADSs by that offeree or purchaser under appropriate investment or similar laws.

        When used in this prospectus supplement, the following terms:

  •
  "ADRs" refers to American depositary receipts evidencing ADSs;

  •
  "ADSs" refers to American depositary shares, each representing two ordinary shares, par value $0.30 per share, of our company;

  •
  "China" refers to the People's Republic of China, excluding, for the purpose of this prospectus supplement only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan;

  •
  "CMOS" refers to complementary metal oxide semiconductor;

  •
  "IC" refers to integrated circuit;

  •
  "large-sized TFT-LCD panels" refers to TFT-LCD panels that are typically above ten inches in diagonal measurement;

  •
  "LCOS" refers to liquid crystal on silicon;

  •
  "LTPS" refers to low temperature poly silicon;

  •
  "NT dollar" refers to New Taiwan dollars, the lawful currency of the ROC;

  •
  "OLED" refers to organic light-emitting diode;

  •
  "small and medium-sized TFT-LCD panels" refers to TFT-LCD panels that are typically around ten inches or less in diagonal measurement;

  •
  "Taiwan" or the "ROC" refers to the island of Taiwan and other areas under the effective control of the Republic of China;

  •
  "TFT-LCD" refers to thin film transistor liquid crystal display;

  •
  "we," "us," "our company," "the Company," "our," and "Himax" refer to Himax Technologies, Inc., its predecessor entities and subsidiaries; and

  •
  "$" and "U.S. dollars" refer to the legal currency of the United States.

        All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

S-ii

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains "forward-looking statements" that are based on our current expectations, assumptions, estimates and projections about us and our industry. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition, or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. The words "anticipate," "believe," "expect," "intend," "plan," "estimate" and similar expressions, as they relate to us, are intended to identify a number of these forward-looking statements. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including, among other things and not limited to, our anticipated growth strategies, our and our customers' future business developments, results of operations and financial condition, our ability to develop new products, the future growth and pricing trend of the display driver markets, the future growth of end-use applications that use flat panel displays, particularly TFT-LCD panels, development of alternative flat panel display technologies, market acceptance and competitiveness of the driver and non-driver products developed by us, our ability to protect intellectual property, changes in customer relations and preference, shortage in supply of key components, our ability to collect accounts receivable and manage inventory, changes in economic and financial market conditions, and other factors set forth under the heading "Item 3. Key Information—3.D. Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated by reference in the accompanying prospectus, and under the heading "Risk Factors" in this prospectus supplement.

        The forward-looking statements made in this prospectus supplement relate only to events or information as of the date on which the statements are made in this prospectus supplement. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

S-iii

SUMMARY

        The following summary contains information about us and the offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of us and the offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the section under the heading "Risk Factors" in this prospectus supplement and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents.

 Business

Overview

        We design, develop and market semiconductors that are critical components of flat panel displays. Our principal products are display drivers for large-sized TFT-LCD panels, which are primarily used in desktop monitors, notebook computers and televisions, and display drivers for small and medium-sized TFT-LCD panels, which are primarily used in mobile handsets and consumer electronics products such as tablet PCs, netbook computers (typically ten inches or below in diagonal measurement), digital cameras, mobile gaming devices, portable DVD players, digital photo frames, head-mounted-displays and car navigation displays. We also offer display drivers for panels using OLED technology and LTPS technology. In addition, we are expanding our product offerings to include non-driver products such as timing controllers, touch controller ICs, TFT-LCD television and monitor semiconductor solutions, LCOS microdisplays solutions, power ICs, CMOS image sensors and wafer level optics products. For display drivers and display-related products, our customers are panel manufacturers, agents or distributors, module manufacturers and assembly houses. We also work with camera module manufacturers, optical engine manufacturers, and television system manufacturers for various non-driver products.

        We operate primarily in a fabless business model that utilizes substantially third-party foundry and assembly and testing capabilities. We leverage our experience and engineering expertise to design high-performance semiconductors and rely largely on third-party semiconductor manufacturing service providers for wafer fabrication, gold bumping, assembly and testing with the exception of manufacturing of LCOS microdisplays and wafer level optics products, which we manufacture through our own factories. We are able to take advantage of the economies of scale and the specialization of our third-party semiconductor manufacturing service providers. Our primarily fabless model enables us to capture certain financial and operational benefits, including reduced manufacturing personnel, capital expenditures, fixed assets and fixed costs. It also gives us the flexibility to use the technology and service providers that are the most suitable for any given product. For LCOS microdisplays and wafer level optics products, our in-house factories enable us to protect our proprietary technologies and manufacturing expertise in the effort to further expand these businesses.

        Our existing principal operations are located at our principal manufacturing sites at our corporate headquarters in Tainan, Taiwan and our in-house wafer level optics facility, LCOS wafer level optics facility and color filter facility in Tainan, Taiwan. We also have offices in Taiwan, China, Japan, South Korea and the U.S.

        For the year ended December 31, 2012, we had total revenues of $737.3 million and net revenues generated from the sales of driver IC products and non-driver products were $634.1 million and $103.2 million, respectively, representing approximately 86.0% and 14.0% of our total net revenues, respectively.

Corporate Information

        Our ADSs have been listed on the NASDAQ Global Select Market since March 31, 2006.

        Our principal executive offices are located at No. 26, Zih Lian Road, Sinshih District, Tainan City 74148, Taiwan, Republic of China. Our telephone number at this address is +886-6-505-0880. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our telephone number at this address is +1-345-945-3901. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

 The Offering

Selling Shareholder	Innolux Corporation, or Innolux.
Securities Offered	The selling shareholder is offering 22,086,742 ADSs, each representing two ordinary shares, through the underwriters.
Over-allotment Option

The selling shareholder has granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,313,011 additional ADSs from it solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions.

Offering Price	$5.25 per ADS.
Risk Factors

For a discussion of specific risks you should consider before purchasing our ADSs, please see "Risk Factors" as well as the risk factors contained in the documents incorporated by reference into the accompanying prospectus.

Himax Technologies, Inc. capital stock authorized and outstanding	339,149,508 ordinary shares, par value $0.30 per share.
Lock-up

We, the selling shareholder and each of our directors and executive officers have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, directly or indirectly, including in filing (or participation in the filing) with the Securities and Exchange Commission, or the SEC, a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to, any of our ordinary shares, ADSs or securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, or publicly announce an intention to enter into or effect any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives of the underwriters for a period of 90 days, in our case, 60 days, in the case of the selling shareholder, and 60 days, in the case of our directors, executive officers after the date of this prospectus supplement.

Description of ADSs	For a detailed description of our ADSs, please see "Description of American Depositary Shares" in the accompanying prospectus.
Depositary	The Bank of New York Mellon.
NASDAQ Global Select Market symbol for Himax Technologies, Inc.'s ADSs	HIMX.

Summary Consolidated Financial Information

        The following tables present our summary consolidated financial information. You should read this information together with our consolidated financial statements and related notes and information under "Item 5. Operating and Financial Review and Prospects" in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of our results to be expected in the future.

        The summary consolidated statement of income information for the years ended December 31, 2010, 2011 and 2012 and summary consolidated balance sheet information as of December 31, 2011 and 2012 set forth below have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP.

        The table below sets forth our summary consolidated financial information for the periods and as of the dates indicated.

	Year Ended December 31,
	2010	2011	2012
	(in thousands, except per share data)
Consolidated Statement of Income Information:
Revenues from third parties, net	$304,068	$374,788	$485,281
Revenues from related parties, net	338,624	258,233	251,974
Costs and expenses:
Cost of revenues	507,647	507,449	566,700
Research and development expense	76,426	79,042	70,913
General and administrative expense	18,770	17,095	17,139
(Recovery of) bad debt expense	(8,788)	(1,541)	—
Sales and marketing expense	13,279	14,368	15,443

Operating income	$35,358	$16,608	$67,060

Net income	$29,066	$9,507	$50,138

Net income attributable to Himax stockholders	$33,206	$10,706	$51,596

Earnings per ordinary share attributable to Himax stockholders:
Basic	$0.09	$0.03	$0.15
Diluted	$0.09	$0.03	$0.15
Earnings per ADS attributable to Himax stockholders:
Basic	$0.19	$0.06	$0.30
Diluted	$0.19	$0.06	$0.30
Weighted-average number of ordinary shares used in earnings per share computation:
Basic	355,037	353,771	341,056
Diluted	355,690	353,827	341,524
Cash dividends declared per ordinary share	$0.125	$0.060	$0.032
Cash dividends declared per ADS	$0.250	$0.120	$0.063
Additional Consolidated Financial Information:
Weighted-average number of ADS equivalent used in earnings per share computation:
Basic	177,518	176,886	170,528
Diluted	177,845	176,914	170,762

	As of December 31,
	2010	2011	2012
	(in thousands)
Consolidated Balance Sheet Information:
Cash and cash equivalents	$96,842	$106,164	$138,737
Accounts receivable, net	80,212	101,280	135,747
Accounts receivable from related parties, net	95,964	79,833	73,258
Inventories	117,988	112,985	116,671
Total current assets	485,924	515,709	567,088
Total assets	619,620	644,978	674,598
Accounts payable	115,922	134,353	135,546
Total current liabilities	205,748	245,360	242,117
Total liabilities	212,644	249,920	246,440
Ordinary shares	106,153	107,010	107,010
Total equity	406,976	395,058	428,158

	Year Ended December 31,
	2010	2011	2012
	(in thousands)
Consolidated Cash Flow Information:
Net cash provided by operating activities	$57,631	$43,448	$52,167
Net cash used in investing activities	(17,599)	(10,197)	(695)
Net cash used in financing activities	(54,195)	(24,015)	(18,931)

 Recent Developments

        The following tables present our summary interim consolidated financial information. You should read this information together with our unaudited condensed consolidated financial statements and related notes and information attached as Exhibit 99.2 to our report on Form 6-K furnished to the SEC on May 6, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of our results to be expected in the future.

        The summary interim consolidated statement of income information for the three-month periods ended March 31, 2012 and 2013 and summary interim consolidated balance sheet information as of December 31, 2012 and March 31, 2013 set forth below have been derived from our unaudited interim condensed consolidated financial statements as of March 31, 2013 and December 31, 2012 and for the three-month periods ended March 31, 2013 and 2012 attached as Exhibit 99.2 to our report on Form 6-K furnished to the SEC on May 6, 2013, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our unaudited condensed consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

        The table below sets forth our summary interim consolidated financial information for the periods and as of the dates indicated.

	Three Months Ended March 31,
	2012	2013
	(in thousands, except per share data)
Consolidated Statement of Income Information
Revenues from third parties, net	$103,473	$131,717
Revenues from related parties, net	63,220	44,019

Total revenues	166,693	175,736

Costs and expenses:
Cost of revenues	128,577	132,551
Research and development expense	16,699	18,894
General and administrative expense	3,689	3,929
Sales and marketing expense	3,264	3,611

Total costs and expenses	152,229	158,985

Operating income	$14,464	$16,751

Net income	$11,041	$12,578

Net income attributable to Himax stockholders	$11,313	$14,032

Earnings per ordinary share attributable to Himax stockholders:
Basic	$0.03	$0.04
Diluted	$0.03	$0.04
Earnings per ADS attributable to Himax stockholders:
Basic	$0.07	$0.08
Diluted	$0.07	$0.08

	As of December 31, 2012	As of March 31, 2013
	(in thousands)
Consolidated Balance Sheet Information
Cash and cash equivalents	$138,737	$158,716
Accounts receivable, net	135,747	136,647
Accounts receivable from related parties, net	73,258	53,286
Inventories	116,671	138,331
Total current assets	567,088	587,957
Total assets	674,598	704,614
Accounts payable	135,546	149,233
Total current liabilities	242,117	259,826
Total liabilities	246,440	262,960
Ordinary shares	107,010	107,010
Total equity	428,158	441,654

	Three Months Ended March 31,
	2012	2013
	(in thousands)
Consolidated Cash Flow Information
Net cash provided by operating activities	$3,606	$29,394
Net cash used in investing activities	(1,630)	(9,885)
Net cash provided by (used in) financing activities	(6,236)	468

Results of Operations

        Total revenues of $175.7 million for the first quarter of 2013 represented a 5.4% increase from the first quarter of 2012. The increase reflects strong growth in the sales of small and medium-sized display drivers, which was partially offset by lower sales of large-sized panel display drivers. Total revenues for this period decreased by 7.8% compared to the fourth quarter of 2012 due to fewer calendar days in the first quarter and the seasonality of the Company's business.

        Revenues from small and medium-sized panel drivers for mobile handsets and consumer electronics were $91.3 million for the first quarter of 2013 and accounted for 51.9% of the Company's total revenues for the quarter. Revenues for the quarter represented a 26.1% increase compared to the first quarter of 2012 and a 6.9% increase compared to the fourth quarter of 2012. Despite fewer working days due to the Chinese New Year in the first quarter of 2013, the Company increased its sales as compared to the fourth quarter of 2012 mainly because of the strong sales to first-tier international smartphone brands and the white box market in China. Small and medium-sized panel driver sales reached another record high in terms of both absolute value and percentage of total revenues, mainly due to the fast-growing smartphone sector that has become the Company's single largest revenue contributor. In addition to volume growth, the Company is also benefiting from the industry trend toward higher resolution, which is expected to increase both the Company's revenue and gross margin.

        Revenues from large-sized panel display drivers for the first quarter of 2013 were $60.1 million and accounted for 34.2% of total revenues for the quarter. Revenues for the quarter represented a 15.8% decrease compared to the first quarter of 2012 and a 22.5% decrease compared to the fourth quarter of 2012. China continued to show growth year-over-year in revenues for the large-sized panels market. Sales were lower in the first quarter of 2013 compared to the fourth quarter of 2012, mainly due to lower demand for monitors, higher customer inventory, fewer calendar days in the first quarter, seasonal slowdowns and reduced sales to the Company's related-party customers.

        Revenues from non-driver businesses, which include CMOS image sensors, LCOS microdisplays, touch panel controllers, power management ICs, LED drivers, wafer level optics, timing controllers, ASIC services and IP licensing, were $24.3 million for the first quarter of 2013 and accounted for 13.9% of total revenues for the quarter. Revenues from non-driver businesses for the quarter represented a 6.2% increase compared to the first quarter of 2012 and a 12.0% decrease compared to the fourth quarter of 2012. Revenues from non-driver businesses in the first quarter of 2013 declined as compared to the fourth quarter of 2012, mainly due to weaker sales of CMOS image sensors.

        Revenues from related parties were $44.0 million for the first quarter of 2013 and accounted for 25% of total sales for the quarter. Revenues from related parties for the quarter represented a 30.4% decrease compared to the first quarter of 2012 and a 27.4% decrease compared to the fourth quarter of 2012. While revenues from related parties have continued to decline, a related-party customer, mainly in relation to large panel driver IC products, remains the Company's single largest customer and the Company will strive to provide them with the best service in an effort to win as much business from them as possible. While revenues from related parties have declined, the Company has also seen growth from other customers, as revenue contribution from non-related parties increased by 27.3% as compared to the first quarter of 2012 and increased by 1.3% as compared to the fourth quarter of 2012.

        Gross margin, which is gross profit divided by total revenues, for the first quarter of 2013 was 24.6%, compared to gross margins of 22.9% for the first quarter of 2012 and 23.3% for the fourth quarter of 2012. This is the sixth consecutive quarter of gross margin improvement for the Company, representing the highest quarterly gross margin for the Company since the third quarter of 2008. The trend of margin expansion is a result of higher-margin products like those in the Company's non-driver categories and the fast-growing small and medium-sized panel drivers trending toward higher resolution.

        Operating expenses, consisting of research and development, general and administrative and sales and marketing expenses, for the first quarter of 2013 were $26.4 million, representing an increase of 11.8% compared to the first quarter of 2012 and an increase of 4.9% compared to the fourth quarter of 2012. The increases were primarily due to higher salaries for new hires in the research and development department and increased new product development expenses. Operating income in the first quarter of 2013 was $16.8 million, or 9.5% of total revenues, compared to $14.5 million, or 8.7% of total revenues, in the first quarter of 2012, and $19.2 million, or 10.1% of total revenues, in the fourth quarter of 2012.

        Net income attributable to Himax stockholders for the first quarter of 2013 was $14.0 million, or 8.2 cents per diluted ADS, compared to $11.3 million, or 6.6 cents per diluted ADS, for the first quarter of 2012, and $14.8 million, or 8.6 cents per diluted ADS, for the fourth quarter of 2012. Net income for the first quarter of 2013 improved 24.0% compared to the first quarter of 2012, mainly due to higher sales and gross margins for the first quarter of 2013.

Balance Sheet and Cash Flow

        The Company had $158.9 million in cash, cash equivalents and marketable securities available for sale as of March 31, 2013, compared to $138.9 million on December 31, 2012. In addition, restricted cash and cash equivalents and marketable securities were $74.1 million as of March 31, 2013, which remained unchanged as compared to December 31, 2012. The restricted cash is used to guarantee the Company's short-term loans for the same amount.

        Inventories as of March 31, 2013 were $138.3 million, increased from $116.7 million as of December 31, 2012. The Company raised inventory levels during the first quarter of 2013, as it expected an increase of shipments during the second quarter of 2013. Accounts receivable were $189.9 million on March 31, 2013 as compared to $209.0 million on December 31, 2012. Day sales outstanding was 97 days as of the end of March 2013, signifying an improvement over the levels for each quarter for the year ended December 31, 2012.

        Net cash inflow from operating activities for the first quarter of 2013 was $29.4 million as compared to $3.6 million for the first quarter of 2012 and $52.4 million for the fourth quarter of 2012.

        The Company invested $4.7 million on capital expenditures in the first quarter of 2013, compared to $1.6 million in the first quarter of 2012 and $2.2 million in the fourth quarter of 2012. These capital expenditures were mainly for the purchase of certain in-house driver IC testers to prepare for an anticipated increase in demand due to strong smartphone and tablet driver sales. While the Company outsources the majority of its driver IC testing, the Company has always maintained a certain level of in-house testing facilities for the purpose of both research and development and mass production.

        The Company paid an annual dividend of 6.3 cents per ADS in July 2012, which equals 100% of its net income for the year ended December 31, 2011. The board will decide on its 2013 dividend soon.

Non-GAAP Financial Information

        To supplement the summary interim consolidated statement of income information determined based on U.S. GAAP, the Company is also providing non-GAAP measures of net income attributable to Himax stockholders and diluted earnings per share for the three months ended March 31, 2013 and 2012, which are adjusted from results determined on a U.S. GAAP basis to exclude the non-cash transactions. The non-GAAP financial measures are provided to enhance investors' overall understanding of our current performance in on-going core operations as well as future prospects. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to U.S. GAAP results. The Company uses both U.S. GAAP and non-GAAP information in evaluating its operating business results internally. Therefore, the Company believes it is important to provide all of this information to investors. The non-GAAP adjustments include share based compensations, acquisition related charges, bad debt collections and its tax charges and tax credit write-offs.

        The following table presents certain non-GAAP financial information for the periods indicated.

	Three Months Ended March 31, 2012	Three Months Ended December 31, 2012	Three Months Ended March 31, 2013
	(in thousands, except per share data)
Non-GAAP Financial Information
Non-GAAP net income attributable to Himax stockholders	$12,149	$15,712	$15,016
Non-GAAP EPS (per diluted ADS)	0.071	0.092	0.088

        Non-GAAP net income in the first quarter of 2013 was $15.0 million, or 8.8 cents per diluted ADS, an increase from $12.1 million, or 7.1 cents per diluted ADS, for the first quarter of 2012, and a decrease from $15.7 million, or 9.2 cents per diluted ADS, for the fourth quarter of 2012. Non-GAAP net income in the first quarter of 2013 represents an increase of 23.6% compared to the first quarter of 2012 and a decrease of 4.4% compared to the fourth quarter of 2012.

        The following tables provide reconciliation between certain of our U.S. GAAP financial measures and non-GAAP financial measures for the periods presented:

Non-GAAP Supplemental Information—Reconciliation Schedule

Gross Margin, Operating Margin and Net Margin, Excluding Share-Based Compensation and Acquisition-Related Charges:

	Three Months Ended March 31, 2012	Three Months Ended December 31, 2012	Three Months Ended March 31, 2013
	(in thousands, except percentages)
Revenues	$166,693	$190,639	$175,736
Gross profit	38,116	44,423	43,185
Add: Share-based compensation—Cost of revenues	5	15	15
Gross profit excluding share-based compensation—Cost of revenues	38,121	44,438	43,200
Gross margin excluding share-based compensation	22.9%	23.3%	24.6%
Operating income	14,464	19,229	16,751
Add: Share-based compensation	517	462	456
Operating income excluding share-based compensation	14,981	19,691	17,207
Add: Acquisition-related charges—Intangible assets amortization	530	848	729
Operating income excluding share-based compensation and acquisition-related charges	$15,511	$20,539	$17,936
Operating margin excluding share-based compensation and acquisition-related charges	9.3%	10.8%	10.2%
Net income attributable to Himax stockholders	$11,313	$14,767	$14,032
Add: Share-based compensation, net of tax	431	386	380
Add: Acquisition-related charges, net of tax	405	559	604
Net income attributable to Himax stockholders excluding share-based compensation and acquisition-related charges	$12,149	$15,712	$15,016
Net margin attributable to Himax stockholders excluding share-based compensation and acquisition-related charges	7.3%	8.2%	8.5%

*
Gross profit equals total revenues minus cost of revenues.

*
Gross margin excluding share-based compensation equals gross profit excluding share-based compensation divided by revenues.

*
Operating margin excluding share-based compensation and acquisition-related charges equals operating income excluding share-based compensation and acquisition-related charges divided by revenues.

*
Net margin attributable to Himax stockholders excluding share-based compensation and acquisition-related charges equals net income attributable to Himax stockholders excluding share-based compensation and acquisition-related charges divided by revenues.

Diluted Earnings Per ADS Attributable to Himax Stockholders Excluding Share-Based Compensation and Acquisition-Related Charges:

Three Months Ended March 31, 2013
Diluted GAAP earning per ADS attributable to Himax stockholders	$0.082
Add: Share-based compensation per ADS	$0.002
Add: Acquisition-related charges per ADS	$0.004
Diluted non-GAAP earning per ADS attributable to Himax stockholders excluding share-based compensation and acquisition-related charges	$0.088

RISK FACTORS

        An investment in our ADSs involves significant risks. In addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference in the accompanying prospectus, before you decide to invest in our ADSs. If any of these risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected, the trading price and value of our ADSs could decline, and you could lose all or part of your investment.

Risks Relating to Our ADSs and this Offering

    The sale of the ADSs in this offering could depress the market price of our ADSs.

        Innolux, the selling shareholder, is selling 22,086,742 ADSs in this offering and has granted the underwriters a 30-day option to purchase up to 3,313,011 additional ADSs from it to cover over-allotments, if any. Assuming the over-allotment option is fully exercised, the aggregate number of ADSs to be sold would account for approximately 15.0% of our ordinary shares outstanding as of March 31, 2013. As the selling shareholder is offering a substantial number of our ADSs for sale at one time, the market price for our ADSs could decline, which may make it more difficult for us to sell equity securities in the future at a price and at a time we deem appropriate when suitable opportunities arise. In addition, as the ADSs or the underlying ordinary shares to be sold by the selling shareholder in this offering have not been made available for trading on the NASDAQ Global Select Market in the past, the sale of the ADSs in this offering may significantly increase the number of our ADSs to be resold and traded on the NASDAQ Global Select Market, which could depress the market price of our ADSs.

    Innolux will cease to be our shareholder after this offering to the extent the underwriters' over-allotment option is fully exercised, which could result in an adverse change to our customer relationship with Innolux and could materially and adversely affect our results of operations and business prospects.

        Innolux, the selling shareholder, is one of our largest shareholders, beneficially owning approximately 15.0% of our outstanding shares as of March 31, 2013, and also our largest customer, which, together with its affiliates, accounted for approximately 52.8%, 40.8% and 34.2% of our revenues in 2010, 2011 and 2012, respectively. Our engineers work closely with Innolux's engineers to design display drivers and other semiconductors used by Innolux and its affiliates or their customers. After this offering, to the extent the underwriters' over-allotment option is fully exercised, Innolux will cease to be our shareholder and will not have any financial interest in the success of our business. Our current director, Mr. Tien-Jen Lin, a special assistant to the general manager of Innolux, will leave our board of directors after the completion of this offering. While we intend to make every effort to retain Innolux as a major customer, sales to Innolux have been decreasing as we diversify our customer base. Accordingly, we cannot assure you that our relationship with Innolux will not change in the future. If our relationship with Innolux were to be adversely impacted in the future, it could materially and adversely affect our results of operations and business prospects.

    The market price of our ADSs could be adversely affected by future sales, or the perception of future sales, of ordinary shares or ADSs by us or our affiliates.

        Certain of our current shareholders, including our directors and executive officers, hold a significant number of our ordinary shares, which they will be able to sell in the public market in the future, subject to the requirements and limitations of Rule 144 under the Securities Act. As of March 31, 2013, 107,539,412 of our ordinary shares, representing 31.7% of our outstanding shares, were beneficially owned by our directors and executive officers. In addition, we have registered 50,945,346 ordinary shares under a shelf registration statement filed with the SEC, which gives us the flexibility to do one or more public offerings of our ordinary shares and ADSs. Sales of a substantial number of our ordinary shares, or the ADSs representing such ordinary shares, or the perception that these sales may occur, could cause the market price of our ADSs to fall, which may result in a loss in your investment.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the ADSs by the selling shareholder. The selling shareholder will receive all of the net proceeds from the sale of the ADSs in this offering. The selling shareholder, directly or indirectly, through its wholly owned British Virgin Islands subsidiary Leadtek Global Group Limited, or Leadtek, will pay the underwriting discounts and commissions attributable to the sale of the ADSs.

 SELLING SHAREHOLDER

        The following table sets forth information regarding the selling shareholder's beneficial ownership of our ordinary shares as of the date of this prospectus supplement and immediately after this offering.

        We have been advised that the selling shareholder intends to dispose of its entire holding of our ordinary shares as part of its divestment strategy and to focus on its core business of TFT-LCD manufacturing.

	Ordinary Shares Beneficially Owned Prior to This Offering(1)(2)		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering(1)(2)		Ordinary Shares Beneficially Owned Assuming Full Exercise of Option to Purchase Additional Shares
	Number	%	Number	%	Number	%	Number	%
Innolux Corporation(3)	50,799,506	15.0	44,173,484	13.0	6,626,022	2.0	—	—

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and includes voting or investment power with respect to the securities.

(2)
Percentage of beneficial ownership of the selling shareholder is based on 339,149,508 ordinary shares outstanding as of the date hereof.

(3)
Innolux directly owns 1,154,448 ordinary shares (which were previously issued to and held under the name of TPO Displays Corporation, which merged into Innolux in March 2010) and beneficially owns 49,645,058 ordinary shares through its wholly owned subsidiary Leadtek.

 CAPITALIZATION

        The table below sets forth our capitalization as of March 31, 2013.

As of March 31, 2013
(in thousands)
Long-term debt	$—
Stockholders' equity
Ordinary shares, $0.30 par value, 1,000,000,000 shares authorized; 356,699,482 shares issued and 339,149,508 shares outstanding	107,010
Additional paid-in capital	104,320
Treasury shares, 17,549,974 shares at cost	(12,469)
Accumulated other comprehensive loss	(184)
Unappropriated retained earnings	242,660

Total stockholders' equity	441,337
Noncontrolling interests	317

Total equity	441,654

Total capitalization	$441,654

(1)
Total capitalization represents total long-term debt plus total equity.

 MARKET PRICE INFORMATION

        Our ADSs, each representing two ordinary shares, have been listed on the NASDAQ Global Select Market since March 31, 2006 under the symbol "HIMX." The table below shows, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the NASDAQ Global Select Market for our ADSs.

	NASDAQ Global Select Market
	Closing Price per ADS
			Average Daily Trading Volume
	High	Low
	($)	($)	(in thousands of ADSs)
2008	6.29	1.00	591.0
2009	3.97	1.32	529.7
2010	3.28	2.00	297.0
2011	2.69	0.97	292.9
First Quarter	2.69	2.17	240.7
Second Quarter	2.56	1.71	140.9
Third Quarter	2.20	1.10	241.7
Fourth Quarter	1.20	0.97	548.4
2012	2.46	0.99	337.4
First Quarter	2.34	0.99	638.5
Second Quarter	2.45	1.75	298.4
Third Quarter	2.10	1.47	151.2
Fourth Quarter	2.46	1.77	265.1
December	2.46	2.25	254.4
2013
First Quarter	5.45	2.40	1,921.8
January	3.25	2.40	870.5
February	3.23	2.74	456.3
March	5.45	3.15	4,417.8
April	6.63	5.00	4,912.4
May	8.19	4.97	6,043.1
June (through June 13, 2013)	7.36	5.71	3,427.9

        The closing price for our ADSs on the NASDAQ Global Select Market on June 13, 2013 was $5.85 per ADS.

 DIVIDEND POLICY

        Subject to the Cayman Islands Companies Law, we may declare dividends in any currency, but no dividend may be declared in excess of the amount recommended by our board of directors. Whether our board of directors recommends any dividends and the form, frequency and amount of dividends, if any, will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as the board of directors may deem relevant.

        On June 27, 2008, we paid a cash dividend in the amount of $66.8 million, or the equivalent of $0.350 per ADS. In 2009, we paid a cash dividend on June 29, 2009 in the amount of $55.5 million, or the equivalent of $0.300 per ADS, and distributed a stock dividend on August 10, 2009 of 5,999 ordinary shares of par value $0.0001 for each ordinary share of par value $0.0001 held by shareholders of record as of August 7, 2009. On August 13, 2010, we paid a cash dividend in the amount of $44.1 million, or the equivalent of $0.250 per ADS. On July 20, 2011, we paid a cash dividend in the amount of $21.2 million, or the equivalent of $0.120 per ADS. On July 25, 2012, we paid a cash dividend in the amount of $10.7 million, or the equivalent of $0.063 per ADS. For more information on the stock dividend distribution, see "Item 7.A. Major Shareholders and Related Party Transactions—Major Shareholders" in our most recently filed annual report on Form 20-F, which is incorporated by reference in the accompanying prospectus.

        The dividends we have paid historically should not be considered representative of the dividends that would be paid in any future periods or of our dividend policy. Our ability to pay cash or stock dividends will depend, at least partially, upon the amount of funds received by us from our direct and indirect subsidiaries, which must comply with the laws and regulations of their respective countries and respective articles of association. We receive cash from Himax Technologies Limited, or Himax Taiwan, through intercompany borrowings. Himax Taiwan has not paid us cash dividends in the past. In accordance with ROC laws and regulations and Himax Taiwan's articles of incorporation, Himax Taiwan is permitted to distribute dividends after allowances have been made for:

  •
  payment of taxes;

  •
  recovery of prior years' deficits, if any;

  •
  legal reserve (in an amount equal to 10% of annual net income after having deducted the above items until such time as its legal reserve equals the amount of its total paid-in capital);

  •
  special reserve based on relevant laws or regulations, or retained earnings, if necessary;

  •
  dividends for preferred shares, if any; and

  •
  cash or stock bonus to employees (in an amount no more than 10% of annual net income) and remuneration for directors and supervisor(s) (in an amount no more than 2% of the annual net income); after having deducted the above items, based on a resolution of the board of directors; if stock bonuses are paid to employees, the bonus may also be appropriated to employees of subsidiaries under the board of directors' approval.

        Furthermore, if Himax Taiwan does not record any net income for any year as determined in accordance with generally accepted accounting principles in Taiwan, it generally may not distribute dividends for that year.

        Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, to the extent permitted by applicable laws and regulations, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary bank to the holders of our ADSs. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 EXCHANGE RATE INFORMATION

        The table below sets forth the exchange rates of NT dollars against U.S. dollars set forth in the H.10 statistical release of the Federal Reserve Board for the periods indicated.

	Exchange Rate
	Average(1)	High	Low	Period-End
2008	31.51	33.58	29.99	32.76
2009	32.96	35.21	31.95	31.95
2010	31.39	32.43	29.14	29.14
2011	29.42	30.67	28.50	30.27
2012	29.47	30.28	28.96	29.05
December	29.04	29.10	29.00	29.05
2013
Three-month period ended March 31, 2013	29.49	29.88	28.93	29.81
January	29.10	29.54	28.93	29.54
February	29.63	29.73	29.52	29.67
March	29.74	29.88	29.63	29.81
April	29.83	30.06	29.46	29.52
May	29.98	30.01	29.31	29.93
June (through June 7, 2013)	29.82	29.91	29.74	29.74

(1)
Averages for annual periods are calculated by averaging month-end rates for the relevant year. Monthly averages are calculated by averaging daily rates for the relevant month.

        On June 7, 2013, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board was NT$29.74 to $1.00.

 TAXATION

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        We have, pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, obtained an undertaking from the Governor-in-Council that:

  (a)
  no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income or gains or appreciations shall apply to us or our operations;

  (b)
  the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our ordinary shares, debentures or other obligations.

        The undertaking that we have obtained is for a period of 20 years from May 3, 2005.

United States Federal Income Taxation

        In the opinion of Davis Polk & Wardwell LLP, the following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ordinary shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person's decision to hold the securities. This discussion applies only to a U.S. Holder that holds ordinary shares or ADSs as capital assets for U.S. federal income tax purposes. This discussion does not address any aspect of the "Medicare contributions tax" on "net investment income." In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder's particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  dealers or traders in securities who use a mark-to-market method of tax accounting;

  •
  persons holding ordinary shares or ADSs as part of a hedging transaction, straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares or ADSs;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt entities, including "individual retirement accounts" or "Roth IRAs";

  •
  persons that own or are deemed to own ten percent or more of our voting stock; or

  •
  persons holding ordinary shares or ADSs in connection with a trade or business conducted outside of the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes owns ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ordinary shares or ADSs.

        This discussion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. It is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of ordinary shares or ADSs in your particular circumstances.

        As used herein, a "U.S. Holder" is a person that is, for U.S. federal tax purposes, a beneficial owner of ordinary shares or ADSs and is: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        In general, a U.S. Holder of ADSs will be treated for U.S. federal income tax purposes as the owner of the underlying ordinary shares represented by those ADSs. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying ordinary shares represented by those ADSs.

        The U.S. Treasury has expressed concerns that parties to whom American depositary shares are released before delivery of shares to the depositary, also referred to as pre-release, may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. holders of American depositary shares. Such actions would also be inconsistent with the claiming of the preferred rates of tax, described below, applicable to dividends received by certain non-corporate U.S. holders. Accordingly, the availability of the preferential tax rates for dividends received by certain non-corporate U.S. Holders, described below, could be affected by actions taken by parties to whom ADSs are pre-released.

        This discussion assumes that we are not, and will not become, a passive foreign investment company (as discussed below).

  Taxation of Distributions

        Distributions received by U.S. Holders with respect to the ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares, will constitute foreign-source dividend income for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined in accordance with U.S. federal income tax principles. We do not to maintain records of earnings and profits in accordance with U.S. federal income tax principles, and therefore it is expected that distributions will generally be reported to U.S. Holders as dividends. Dividends will be included in a U.S. Holder's income on the date of the U.S. Holder's (or in the case of ADSs, the depository's) receipt of the dividends. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, certain dividends paid by qualified foreign corporations to certain non-corporate holders may be taxable at preferential tax rates applicable to long-term capital gains. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the NASDAQ Global Select Market, where our ADSs are traded. Our ordinary shares are not traded on a securities market in the United States. Non-corporate U.S. Holders of our ordinary shares or ADSs should consult their tax advisers regarding their eligibility for taxation at such preferential rates and whether they are subject to any special rules that limit their ability to be taxed at such preferential rates. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by us.

  Sale and Other Disposition of Ordinary Shares or ADSs

        A U.S. Holder will generally recognize U.S.-source capital gain or loss for U.S. federal income tax purposes on the sale or other disposition of ordinary shares or ADSs, which will be long-term capital gain or loss if the ordinary shares or ADSs were held for more than one year. Long-term capital gains of certain non-corporate U.S. Holders may be taxable at preferential rates. The amount of gain or loss will be equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder's tax basis in the ordinary shares or ADSs. The deductibility of capital losses is subject to limitations.

  Passive Foreign Investment Company Rules

        We believe that we were not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our taxable year ended December 31, 2012.

        In general, a non-U.S. company will be a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income (including cash). If a corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned subsidiary's assets and receiving its proportionate share of the 25%-owned subsidiary's income. As PFIC status depends upon the composition of our income and assets and the value of our assets from time to time (and the value of our assets may be determined, in part, based on the market price of our shares and ADSs, which may fluctuate considerably from time to time given that market prices of certain technology companies historically have been volatile), there can be no assurance that we will not be a PFIC for any taxable year.

        If we were a PFIC for any taxable year during which a U.S. Holder held ordinary shares or ADSs, certain adverse U.S. federal income tax rules would apply on a sale or other disposition (including a pledge) of ordinary shares or ADSs by the U.S. Holder. In general, under those rules, gain recognized by the U.S. Holder on a sale or other disposition of ordinary shares or ADSs would be allocated ratably over the U.S. Holder's holding period for the ordinary shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax attributable to such allocated amounts. Similar rules would apply to any distribution in respect of ordinary shares or ADSs to the extent in excess of 125% of the average of the annual distributions on ordinary shares or ADSs received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as a mark-to-market treatment of the ADSs). U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

        If we were a PFIC in a taxable year in which we pay a dividend or in the prior taxable year, the preferential tax rates discussed above with respect to dividends received by certain non-corporate U.S. Holders would not apply.

        In addition, if U.S. Holder owns ordinary shares or ADSs during any year in which we are a PFIC, the U.S. Holder may be required to file certain information reports, containing such information as the U.S. Treasury may require.

  Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

        Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chardan Capital Markets, LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the selling shareholder has agreed to sell to that underwriter, the number of ADSs set forth opposite the underwriter's name below.

Underwriter	Number of ADSs
Citigroup Global Markets Inc.	5,521,687
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,417,348
Chardan Capital Markets, LLC	4,417,348
Credit Suisse Securities (USA) LLC	4,417,348
Oppenheimer & Co. Inc.	1,104,337
Rosenblatt Securities Inc.	1,104,337
Craig-Hallum Capital Group LLC	1,104,337

Total	22,086,742

        The underwriting agreement provides that the obligations of the underwriters to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ADSs (other than those covered by the over-allotment option described below) if they purchase any of the ADSs.

        ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all of the ADSs are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        If the underwriters sell more ADSs than the total number set forth in the table above, the selling shareholder has granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,313,011 additional ADSs from it at the public offering price less the underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase a number of additional ADSs approximately proportionate to that underwriter's initial purchase commitment. Any ADSs issued or sold under the option will be issued and sold on the same terms and conditions as the other ADSs that are the subject of this offering.

        We, the selling shareholder and each of our directors, executive officers and principal shareholders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares or ADSs, directly or indirectly, including in filing (or participation in the filing) with the SEC a registration statement under the Securities Act relating to, any of our ordinary shares, ADSs or securities convertible into or exchangeable or exercisable for our ordinary shares or ADSs, or publicly announce an intention to enter into or effect any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives of the underwriters for a period of 90 days, in our case, 60 days, in the case of the selling shareholder, and 60 days, in the case of our directors and executive officers, after the date of the underwriting agreement. The representatives, in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the respective restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the respective restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the respective restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of any material news or a material event.

        The ADSs are listed on the NASDAQ Global Select Market under the symbol "HIMX."

        The following table shows the underwriting discounts and commissions that the selling shareholder, directly or indirectly, through Leadtek, is paying the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Paid by Selling Shareholder
	No Exercise	Full Exercise
Per ADS	$0.13125	$0.13125
Total	$2,898,884.89	$3,333,717.58

        Total expenses for the offering are estimated to be approximately $1,807,300, including SEC registration fees of approximately $24,300, printing expenses of approximately $30,000, legal fees and expenses of approximately $984,000, accounting fees and expenses of approximately $630,000, and miscellaneous expenses of approximately $139,000. The selling shareholder, directly or indirectly, through Leadtek, agrees to pay up to $1,000,000 of these expenses. The underwriters have agreed to reimburse the selling shareholder, directly or indirectly, through Leadtek, the remainder of these expenses, which are estimated to be approximately $807,300.

        In connection with the offering, the underwriters may purchase and sell ADSs in the open market. Purchases and sales of ADSs in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of ADSs than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of ADSs in an amount up to the number of ADSs represented by the underwriters' over-allotment option.

  •
  "Naked" short sales are sales of ADSs in an amount in excess of the number of ADSs represented by the underwriters' over-allotment option.

  •
  Covering transactions involve purchases of ADSs either pursuant to the underwriters' over-allotment option or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs and ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  To close a covered short position, the underwriters must purchase ADSs in the open market or must exercise the underwriters' over-allotment option. In determining the source of ADSs to close the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the underwriters' over-allotment option.

  •
  Stabilizing transactions involve bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs. They may also cause the price of the ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the ADSs on the NASDAQ Global Select Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the ADSs during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the ADSs to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

        We expect to deliver the ADSs to purchasers on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be three business days following the date of the trading of the ADSs. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade ADSs on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the ADSs initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

        Certain underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical example of such a hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We, the selling shareholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of ADSs described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the ADSs have not authorized and do not authorize the making of any offer of ADSs through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ADSs as contemplated in this prospectus supplement. Accordingly, no purchaser of the ADSs, other than the underwriters, is authorized to make any further offer of the ADSs on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

        The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The ADSs offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. ADSs or ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

  •
  shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in the Republic of China

        The ADSs may not be offered or sold, directly or indirectly, in the Republic of China.

Notice to Prospective Investors in the People's Republic of China

        This prospectus supplement may not be circulated or distributed in the PRC and the ADSs may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

 LEGAL MATTERS

        Certain legal matters as to United States federal law and New York State law in connection with this offering will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters as to United States federal law and New York State law in connection with this offering will be passed upon for the selling shareholder by Baker & McKenzie, Hong Kong. Certain legal matters as to United States federal law and New York State law in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York. The validity of the ordinary shares represented by the ADSs offered in this offering and other certain legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman (Cayman) Limited, Grand Cayman, Cayman Islands. Legal matters as to ROC law will be passed upon for us by Baker & McKenzie, Taipei, Taiwan and for the underwriters by Lee and Li, Attorneys-at-Law, Taipei, Taiwan.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC is available through the SEC's Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC's website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. Please visit the SEC's website at www.sec.gov for further information on the SEC's public reference room.

        Our website address is http://himax.com.tw. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the ADRs and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement or the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement or the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement or the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement or the accompanying prospectus and information incorporated by reference in this prospectus supplement or the accompanying prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 30, 2013;

  •
  Exhibit 99.2 to our report on Form 6-K furnished to the SEC on May 6, 2013; and

  •
  All our future annual reports on Form 20-F and any report on Form 6-K that we indicate is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement was first filed with the SEC and until all of the securities offered by this prospectus supplement are sold.

        Copies of all documents incorporated by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement and the accompanying prospectus on the written or oral request of that person made to:

No. 26, Zih Lian Road,
Sinshih District, Tainan City 74148
Taiwan, Republic of China
Telephone: +886-6-505-0880

PROSPECTUS

50,872,426 American Depositary Shares

Representing 101,744,852 Ordinary Shares

        We may offer and sell, from time to time, in one or more offerings, up to 25,472,673 American Depositary Shares, or ADSs, at prices and on terms that will be determined at the time of any such offering. The selling shareholder named in the section "Selling Shareholder" may also offer and sell, from time to time in one or more offerings, offer and sell up to 25,399,753 ADSs, at prices and on terms that will be determined at the time of any such offering.

        Our ADSs are listed on the NASDAQ Global Select Market under the symbol "HIMX." Each ADS represents two ordinary shares, par value $0.30 per share.

        This prospectus provides you with a general description of the securities that we or the selling shareholder may offer. Each time we or the selling shareholder sell securities, we will provide a prospectus supplement that contains specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities.

        We or the selling shareholder may offer and sell these securities directly to you or through one or more underwriters, dealers or agents, or through a combination of these methods. If any underwriter, dealer or agent is involved in the sale of any securities offered by this prospectus, we will name them and describe their compensation in the applicable prospectus supplement.

        Investing in our ADSs involves risks. See "Risk Factors" on page 3 before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

        Prospectus dated June 10, 2013.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a shelf registration process. Under this process, we may, from time to time, offer and sell ordinary shares or ADSs in one or more offerings.

        This prospectus only provides you with a general description of the securities that we or the selling shareholder may offer. Each time securities are offered under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus and the applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading "Where You Can Find More Information."

        Unless otherwise stated, the information contained in this prospectus is accurate as of the date on the front cover and the information incorporated by reference into this prospectus is accurate as of the date of the relevant document incorporated by reference. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any other date.

        We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, the applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

        When used in this prospectus, the following terms:

  •
  "ADRs" refers to American depositary receipts evidencing our ADSs;

  •
  "ADSs" refers to our American depositary shares, each representing two ordinary shares, par value $0.3 per share, of our company;

  •
  "China" refers to the People's Republic of China, excluding, for the purpose of this prospectus only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan;

  •
  "CMOS" refers to complementary metal oxide semiconductor;

  •
  "Himax Taiwan" refers to Himax Technologies Limited, our wholly owned subsidiary in Taiwan and our predecessor;

  •
  "IC" refers to integrated circuit;

  •
  "large-sized TFT-LCD panels" refers to TFT-LCD panels that are typically above ten inches in diagonal measurement;

  •
  "LCOS" refers to liquid crystal on silicon;

  •
  "LTPS" refers to low temperature poly silicon;

  •
  "NT dollar" refers to New Taiwan dollars, the lawful currency of the ROC;

  •
  "OLED" refers to organic light-emitting diode;

  •
  "RSUs" refers to restricted share units, each RSU represents two ordinary shares of our company;

  •
  "small and medium-sized TFT-LCD panels" refers to TFT-LCD panels that are typically around ten inches or less in diagonal measurement;

  •
  "Taiwan" or the "ROC" refers to the island of Taiwan and other areas under the effective control of the Republic of China;

  •
  "TFT-LCD" refers to thin film transistor liquid crystal display; and

  •
  "we," "us," "our company" and "our" refer to Himax Technologies, Inc., its predecessor entities and subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC is available through the SEC's Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC's website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. Please visit the SEC's website at www.sec.gov for further information on the SEC's public reference room.

        Our website address is http://www.himax.com.tw. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the ADRs and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and our annual audited consolidated financial statements, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on April 30, 2013; and

  •
  All our future annual reports on Form 20-F and any report on Form 6-K that we indicate is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until all of the securities offered by this prospectus are sold.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

No. 26, Zih Lian Road,
Sinshih District, Tainan City 74148,
Taiwan, Republic of China
Telephone: +886-6-505-0880

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference contain "forward-looking statements" that are based on our current expectations, assumptions, estimates and projections about us and our industry. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition, or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. The words "anticipate," "believe," "expect," "intend," "plan," "estimate" and similar expressions, as they relate to us, are intended to identify a number of these forward-looking statements. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including, among other things and not limited to, our anticipated growth strategies, our and our customers' future business developments, results of operations and financial condition, our ability to develop new products, the future growth and pricing trend of the display driver markets, the future growth of end-use applications that use flat panel displays, particularly TFT-LCD panels, development of alternative flat panel display technologies, market acceptance and competitiveness of the driver and non-driver products developed by us, our ability to protect intellectual property, changes in customer relations and preference, shortage in supply of key components, our ability to collect accounts receivable and manage inventory, changes in economic and financial market conditions, and other factors set forth under the heading "Item 3. Key Information—3.D. Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated into this prospectus by reference, and, if applicable, under the heading "Risk Factors" in the applicable prospectus supplement.

        The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

OUR COMPANY

Overview

        We design, develop and market semiconductors that are critical components of flat panel displays. Our principal products are display drivers for large-sized TFT-LCD panels, which are primarily used in desktop monitors, notebook computers and televisions, and display drivers for small and medium-sized TFT-LCD panels, which are primarily used in mobile handsets and consumer electronics products such as tablet PCs, netbook computers (typically ten inches or below in diagonal measurement), digital cameras, mobile gaming devices, portable DVD players, digital photo frames, head-mounted-displays and car navigation displays. We also offer display drivers for panels using OLED technology and LTPS technology. In addition, we are expanding our product offerings to include non-driver products such as timing controllers, touch controller ICs, TFT-LCD television and monitor semiconductor solutions, LCOS microdisplays solutions, power ICs, CMOS image sensors and wafer level optics products. For display drivers and display-related products, our customers are panel manufacturers, agents or distributors, module manufacturers and assembly houses. We also work with camera module manufacturers, optical engine manufacturers, and television system manufacturers for various non-driver products.

        We operate primarily in a fabless business model that utilizes substantially third-party foundry and assembly and testing capabilities. We leverage our experience and engineering expertise to design high-performance semiconductors and rely largely on third-party semiconductor manufacturing service providers for wafer fabrication, gold bumping, assembly and testing with the exception of manufacturing of LCOS microdisplay and wafer level optics products, which we manufacture through our own factories. We are able to take advantage of the economies of scale and the specialization of our third-party semiconductor manufacturing service providers. Our primarily fabless model enables us to capture certain financial and operational benefits, including reduced manufacturing personnel, capital expenditures, fixed assets and fixed costs. It also gives us the flexibility to use the technology and service providers that are the most suitable for any given product. For LCOS microdisplay and wafer level optics products, our in-house factories enable us to protect our proprietary technologies and manufacturing expertise in the effort to further expand these businesses.

        Our existing principal operations are located at our principal manufacturing sites at our corporate headquarter in Tainan, Taiwan and our in-house wafer level optics facility, LCOS wafer level optics facility and color filter facility in Tainan, Taiwan. We also have offices in Taiwan, China, Japan, South Korea and U.S.A.

        For the year ended December 31, 2012, net revenue generated from the sales of driver IC products and non-driver products were $634.1 million and $103.2 million, respectively, representing approximately 86.0% and 14.0% of our total net revenue, respectively.

Corporate Information

        Himax Taiwan, our predecessor, was incorporated on June 12, 2001 as a limited liability company under the laws of the ROC. On April 26, 2005, we established Himax Technologies Limited, an exempted company with limited liability under the Cayman Islands Companies Law as a holding company to hold the shares of Himax Taiwan. On October 14, 2005, Himax Taiwan became our wholly owned subsidiary through a share exchange through which we acquired all of the issued and outstanding shares of Himax Taiwan.

        The common shares of Himax Taiwan were traded on the Emerging Stock Board from December 26, 2003 to August 10, 2005, under the stock code "3222." Himax Taiwan's common shares were delisted from the Emerging Stock Board on August 11, 2005.

        On September 26, 2005, we changed our name to "Himax Technologies, Inc.," and on October 17, 2005, Himax Taiwan changed its name to "Himax Technologies Limited".

        Our ADSs have been listed on the NASDAQ Global Select Market since March 31, 2006.

        Our principal executive offices are located at No. 26, Zih Lian Road, Sinshih District, Tainan City 74148, Taiwan, Republic of China. Our telephone number at this address is +886-6-505-0880. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our telephone number at this address is +1-345-945-3901. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

 RISK FACTORS

        Investing in our securities involves risk. See the risk factors set forth under the heading "Item 3. Key Information—3.D. Risk Factors" in our most recently filed annual report on Form 20-F, which is incorporated into this prospectus by reference, and, if applicable, the risk factors set forth under the heading "Risk Factors" in the applicable prospectus supplement.

        Before making an investment decision, you should carefully consider these risks as well as other information we include in or incorporate by reference into this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We will not receive proceeds from sales of securities by the selling shareholder.

 SELLING SHAREHOLDER

        The following table sets forth information regarding the selling shareholder and the number of ordinary shares each selling shareholder is offering under this prospectus.

        This prospectus relates to the proposed sale in the form of ADSs of an aggregate of 50,799,506 ordinary shares held by the selling shareholder named in the table below from time to time after the date of this prospectus. We are registering such shares held by the selling shareholder in the registration statement which includes this prospectus. We have no assurance that the selling shareholder will sell any of the ordinary shares registered for sale hereunder. See "Plan of Distribution." In addition, the selling shareholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares since the date on which the information in the table below is presented. The ordinary shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of ordinary shares in the form of ADSs that the selling shareholder will sell under this prospectus. Information about the selling shareholder may change over time.

	Ordinary Shares Beneficially Owned(1)(2)		Maximum Number of Ordinary Shares Being Offered(3)		Minimum Number of Ordinary Shares Beneficial Owned After the Completion of the Offering(3)
	Number	%	Number	%	Number	%
Innolux Corporation(4)	50,799,506	15.0	50,799,506	15.0	0	0.00

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act and includes voting or investment power with respect to the securities.

(2)
Percentage of beneficial ownership of the selling shareholder is based on 339,149,508 ordinary shares outstanding as of the date hereof.

(3)
The selling shareholder might not sell any or all of the ordinary shares offered by this prospectus and as a result, we cannot estimate the number of the ordinary shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the ordinary shares covered by this prospectus will be held by the selling shareholder.

(4)
Innolux Corporation directly owns 1,154,448 ordinary shares (which were previously issued to and held under the name of TPO Displays Corporation, which merged into Innolux Corporation in March 2010) and beneficially owns 49,645,058 ordinary shares through its wholly owned British Virgin Islands subsidiary, Leadtek Global Group Limited.

        We have been advised that the selling shareholder intends to dispose of its entire holding of our shares in one or more offerings as part of its divestment strategy and to focus on its core business of TFT-LCD manufacturing.

 CAPITALIZATION

        Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DESCRIPTION OF SHARE CAPITAL

        As of the date of this prospectus, our authorized share capital is $300,000,000 divided into 1,000,000,000 ordinary shares, par value $0.3 per share. Our issued share capital is $107,009,844.6 divided into 356,699,482 ordinary shares fully paid or credited as fully paid with total outstanding 339,149,508 shares. In addition, as of March 31, 2013, 2,580,062 RSUs have been granted to our employees, of which 1,056,356 RSUs, 773,900 RSUs and 749,806 RSUs will vest in 2013, 2014 and 2015, respectively.

        We were incorporated in the Cayman Islands on April 26, 2005 as an exempted company with limited liability under the Companies Law of the Cayman Islands and subsequently changed our name to Himax Technologies, Inc. on September 26, 2005. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

  •
  is a company that conducts its business outside of the Cayman Islands;

  •
  is exempted from certain requirements of the Companies Law of the Cayman Islands, including filing of annual returns of its shareholders with the Registrar of Companies or the Immigration Board;

  •
  does not have to make its register of shareholders open to inspection; and

  •
  may obtain an undertaking against the imposition of any future taxation.

        Our memorandum and articles of association authorize the issuance of up to 1,000,000,000 ordinary shares, par value $0.3 per share. The following summarizes the terms and provisions of our share capital upon the completion of this offering, as well as the material applicable laws of the Cayman Islands. This summary is not complete, and you should read our memorandum and articles of association, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

        The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders' rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.

        The holders of ADSs will be able to exercise their rights with respect to the ordinary shares underlying the ADSs only in accordance with the provisions of the deposit agreement. See "Description of American Depositary Shares" for more information.

Meetings

        Subject to the company's regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 clear days' notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to each director and our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person.

        Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the ordinary shares giving that right.

        Two shareholders present in person or by proxy that represent not less than one-third in nominal value of our issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business.

        However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

        A corporation being a shareholder shall be deemed for the purpose of our articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

        The quorum for a separate general meeting of the holders of a separate class of shares is described in "—Modification of Rights" below.

Voting Rights Attaching to the Shares

        Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.

        No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

        If a clearing house or depositary (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee(s)) including the right to vote individually on a show of hands.

        See "Description of American Depositary Shares—Voting Rights" for a summary of voting rights and procedures applicable to holders of ADSs.

Protection of Minority Shareholders

        The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

        Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

        Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our articles of association.

        The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-Emption Rights

        There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our memorandum and articles of association.

Liquidation Rights

        Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them, respectively.

        If we are wound up (whether the liquidation is voluntary or ordered by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law of the Cayman Islands, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other property upon which there is a liability.

Modification of Rights

        Except with respect to share capital (as described below), alterations to our memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

        Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

        The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

        We may from time to time by ordinary resolution in accordance with the Companies Law of the Cayman Islands:

  •
  increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

  •
  cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its capital is divided;

  •
  sub-divide our shares or any of them into shares of smaller amount than is fixed by our memorandum of association, subject nevertheless to the Companies Law of the Cayman Islands, and may by such resolution determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

  •
  divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting may be determined by our directors.

        We may, by special resolution, subject to any confirmation or consent required by the Companies Law of the Cayman Islands, reduce our share capital or any capital redemption reserve or other undistributable reserve in any manner authorized by law.

Transfer of Shares

        Subject to any applicable restrictions set forth in our memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ Global Select Market or in any other form which our directors may approve.

        Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

  •
  the instrument of transfer lodged with us is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of share;

  •
  the instrument of transfer is properly stamped (in circumstances where stamping is required);

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the NASDAQ Global Select Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the NASDAQ Global Select Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

        We are empowered by the Companies Law of the Cayman Islands and our articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law of the Cayman Islands, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NASDAQ Global Select Market, or by any recognized stock exchange on which our securities are listed.

Dividends

        Subject to the Companies Law of the Cayman Islands, our board of directors may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our board of directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law of the Cayman Islands.

        Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

        Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

        Our directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

        No dividend or other money payable by us on or in respect of any share shall bear interest against us.

        In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve by ordinary resolution in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

        Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

        All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us.

        Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

        We are entitled to sell any shares of a shareholder who is untraceable, provided that:

  (1)
  all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and during the three months or such shorter period referred to in paragraph (3) below;

  (2)
  we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

  (3)
  we have, if so required by the relevant listing rules of the NASDAQ Global Select Market or of any recognized stock exchange, on which our securities are listed, caused an advertisement to be published in newspapers in the manner stipulated by our articles of association, giving notice of our intention to sell these shares, and a period of three months or such shorter period as may be allowed by the NASDAQ Global Select Market or by any recognized stock exchange on which our securities are listed has elapsed since such advertisement and the NASDAQ Global Select Market and/or any other recognized stock exchange on which our securities are listed has or have been notified of such intention.

        The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Board of Directors

        We are managed by our board of directors. Unless otherwise determined by resolution in general meeting, the number of our directors shall not be less than two. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a majority of the remaining directors, although this may be less than the number fixed by or stipulated under our articles of association as the quorum. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.

        Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of a director or by any of our directors.

        A meeting of our board of directors shall be competent to make lawful and binding decisions if a majority of the members of our board of directors are present or represented. At any meeting of our directors, each director is entitled to one vote.

        Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

        Our directors may determine remuneration to be paid to the directors. Our board of directors may exercise all the powers of our company to borrow money and to mortgage or charge our undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any of our debts, liabilities, or obligations or those of any third party.

Committees of Board of Directors

        Pursuant to our articles of association, our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Issuance of Additional Ordinary Shares or Preferred Shares

        Our memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

        Our memorandum and articles of association provide for the authorization of preference shares. The preference shares may be issued from time to time at the discretion of the board of directors without shareholder approval, subject to the Companies Law of the Cayman Islands, our articles of association and where applicable, the rules of any recognized stock exchange on which our shares are listed. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with our memorandum and articles of association and the Companies Law of the Cayman Islands. We have no immediate plans to issue any preference shares. The issuance of any of our preference shares could provide needed flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance could also make it more difficult for a third party to acquire a majority of our outstanding voting shares or discourage an attempt to gain control of us. In addition, the board of directors, without shareholder approval, can issue preference shares with voting and conversion rights which could adversely affect the voting power and other rights of the holders of ordinary shares. These preference shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The listing maintenance requirements of the

NASDAQ Global Select Market, which apply so long as our ADSs are quoted on that market, require shareholder approval of certain issuances of our securities equal to or exceeding 20% of the then outstanding voting power of all our securities or the then outstanding number of our ordinary shares.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our articles of association allow our shareholders and the public to inspect our register of shareholders. In addition, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information."

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        The following summary describes certain material terms of the ADSs and certain material rights of holder of ADSs. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement (referred to below), which is incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent two shares (or a right to receive two shares) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon's principal executive office is located at One Wall Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights, representations and warranties as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Dividends and Other Distributions

  How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees, charges and expenses and any taxes withheld, duties or other governmental charges. You will receive these distributions in proportion to the number of shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the shares or any proceeds from the sale of any shares, rights, securities or other entitlements into U.S. dollars, if it can do so in its judgment on a practicable basis and can transfer the U.S. dollars to the United States. If that is not practicable or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is practicable to do so. The depositary will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. The depositary will not invest the foreign currency and it will not be liable for any interest.

    Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution to the extent permissible by law. The depositary will only distribute whole ADSs. It will try to sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

  •
  Rights to Receive Additional Shares.  If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary, has discretion to determine how these rights become available to you as a holder of ADSs. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make the rights available to you, or it could decide that it is only legal or reasonably practical to make the rights available to some but not all holders of the ADSs. The depositary may decide to sell the rights and distribute the proceeds in the same way as it does with cash. If the depositary decides that it is not legal or reasonably practical to make the rights available to you or to sell the rights, the rights that are not distributed or sold could lapse. In that case, you will receive no value for them. The depositary is not responsible for a failure in determining whether or not it is legal or reasonably practical to distribute the rights. The depositary is liable for damages, however, if it acts with negligence or bad faith, in accordance with the provisions of the deposit agreement.

    If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges the rights require you to pay.

    U.S. securities laws or laws of the Cayman Islands may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after an exercise of rights. For example, you may not be able to trade the new ADSs freely in the United States. In this case, the depositary may issue the new ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

  •
  Other Distributions.  Provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of ADSs held by you, upon receipt of applicable fees and charges of, and expenses incurred by, the depositary and net of any taxes and other governmental charges withheld. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell by public or private sale, net of fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges, what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to dispose of such property in any way it deems reasonably practicable for nominal or no consideration. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depository may sell a portion of the securities or property distributed sufficient to pay its fees and expenses.

    The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal, impractical or infeasible for us or the depositary to make them available to you.

Deposit and Withdrawal

  How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposits shares with the custodian. Shares deposited in the future with the custodian must be accompanied by documents, including instruments showing that those shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

        The custodian will hold all deposited shares, including those being deposited by or on behalf of the company in connection with this offering to which this prospectus relates, for the account of the depositary. You thus have no direct ownership interest in the shares and only have the rights that are set out in the deposit agreement. The depositary or custodian also will hold any additional securities, property and cash received on, or in substitution for, the deposited shares. The deposited shares and any such additional items are all referred to as "deposited securities."

        Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of, and expenses incurred by, the depositary and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver ADSs in the name of the person entitled thereto the number of ADSs to which that person is entitled.

  How do ADS holders cancel ADSs and obtain shares?

        You may surrender your ADSs through instruction provided to your broker or at the depositary's office. Upon payment of its fees and charges of, and expenses incurred by, it and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal New York office or any other location that it may designate as its transfer office, if feasible.

        You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time subject only to:

  •
  temporary delays caused by closing our or the depositary's transfer books or the deposit of our ordinary shares in connection with voting at a shareholders' meeting or the payment of dividends;

  •
  the payment of fees, taxes and similar charges; or

  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities.

        U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement.

Transmission of Notices to Shareholders

        We will promptly transmit to the depositary those communications that we make generally available to our shareholders together with annual and other reports prepared in accordance with applicable requirements of U.S. securities laws in English. If those communications were not originally in English, we will translate them. Upon our request, and at our expense, subject to the distribution of any such communications being lawful and not in contravention of any regulatory restrictions or requirements if so distributed and made available to holders, the depositary will arrange for the timely mailing of copies of such communications to all ADS holders and will make a copy of such communications available for inspection at the depositary's corporate trust office, the office of the custodian or any other designated transfer office of the depositary.

Voting Rights

  How do you vote?

        You may instruct the depositary to vote the shares underlying your ADSs. You could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently in advance to withdraw the ordinary shares.

        Upon receipt of timely notice from us, if we so request, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you, if you hold the ADSs on a date specified by the depositary, may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For your instructions to be valid, the depositary must receive them in writing on or before a date specified by the depositary. The depositary will try, as far as practical, subject to any applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct and will not vote any shares where no instructions have been received.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and if your ordinary shares are not voted as you requested, you may have no recourse.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADSs per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The custodian may refuse to deposit shares and the depositary may refuse to deliver ADSs, register the transfer of ADSs, split up or combine ADRs, or allow you to withdraw the deposited securities underlying your ADSs until such payment is made including any applicable interest and penalty thereon, or it may deduct the amounts of taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes and any applicable interest and penalties owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

        If we take actions that affect the deposited securities, including any change in par value, split-up, cancellation, consolidation or other reclassification of deposited securities to the extent permitted by any applicable law; any distribution on the shares that is not distributed to you; and any recapitalization, reorganization, merger, consolidation, liquidation or sale of our assets affecting us or to which we are a party, then the cash, shares or other securities received by the depositary will become deposited securities and ADSs will, be subject to the deposit agreement and any applicable law, represent the right to receive such additional deposited securities, and the depositary may choose to:

  •
  distribute additional ADRs;

  •
  call for surrender of outstanding ADRs to be exchanged for new ADRs;

  •
  distribute cash, securities or other property it has received in connection with such actions;

  •
  sell any securities or property received at public or private sale on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or

  •
  treat the cash, securities or other property it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

  How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason deemed necessary or desirable. You will be given at least 30 days' notice of any amendment that imposes or increases any fees or charges, except for taxes, governmental charges, delivery expenses or expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or which otherwise materially prejudices any substantial existing right of holders or beneficial owners of ADSs. If an ADS holder continues to hold ADSs after being so notified of these changes, that ADS holder is deemed to agree to that amendment and be bound by the ADRs and the agreement as amended.

  How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we so instruct. The depositary may also terminate the agreement if it has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. The depositary will give notice at least 30 days prior to termination. After termination, the depositary's only responsibility will be to deliver deposited securities to ADS holders who surrender their ADSs upon payment of any fees, charges, taxes or other governmental charges, and to hold or sell distributions received on deposited securities. After the expiration of four months from the termination date, the depositary may sell the deposited securities which remain and hold the net proceeds of such sales, uninvested and without liability for interest, for the pro rata benefit of ADS holders who have not yet surrendered their ADSs. After selling the deposited securities, the depositary has no obligations except to account for those net proceeds and other cash. Upon termination of the deposit agreement, we will be discharged from all obligations except for our obligations to the depositary.

Limitations on Obligations and Liability

  Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

        The deposit agreement expressly limits our and the depositary's obligations and liability.

        We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if either of us is prevented or delayed in performing any obligation by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provision of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities, any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

  •
  are not liable if either of us exercises or fails to exercise the discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum and articles of association;

  •
  any action/inaction on the advice or information of legal counsel, accountants, any person presenting shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

  •
  inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but is not made available to holders of ADSs;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to any deposited securities or the ADSs or the deposit agreement on your behalf or on behalf of any other party;

  •
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

  •
  shall not incur any liability for any consequential or punitive damages for any breach of the terms of the deposit agreement; and

  •
  the depositary and any of its agents shall not incur any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or for any tax consequences that may result from ownership of ADSs, shares or deposited securities and for any indirect, special, punitive or consequential damage.

        We have agreed to indemnify the depositary under certain circumstances. The depositary may own and deal in any class of our securities and in ADSs.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of ADS, make a distribution on ADSs, or permit withdrawal of shares or other property, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

  •
  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary also may suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADRs is closed or if we or the depositary decide any such action is necessary or advisable.

        The depositary will keep books for the registration and transfer of ADSs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the deposit agreement or the ADSs.

Pre-Release of ADSs

        Subject to the provisions of the deposit agreement, the depositary may deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

  •
  before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited, as the case may be;

  •
  the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate; and

  •
  the depositary must be able to close out the pre-release on not more than five business days' notice.

        In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time as it deems appropriate, including (i) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (ii) where otherwise required by market conditions.

The Depositary

  Who is the depositary?

        The depositary is the Bank of New York Mellon. The depositary is a state chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Department of Financial Services. The depositary's corporate trust office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at One Wall Street, New York, N.Y. 10286.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands in order to enjoy the following benefits:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  (1)
  the Cayman Islands have a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

  (2)
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        A substantial portion of our current operations is conducted in Taiwan, and substantially all of our assets are located in Taiwan. All of our directors and officers reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Conyers Dill & Pearman (Cayman) Limited, our counsel as to Cayman Islands law, and Baker & McKenzie, our counsel as to ROC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and Taiwan, respectively, would:

  (1)
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  (2)
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Conyers Dill & Pearman (Cayman) Limited has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of multiple damages, taxes, or other charges of a like nature or in respect of a fine or other penalty, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation provided that (a) such federal or state courts of the United States had proper jurisdiction over the parties subject to such judgment; (b) such federal or state courts of the United States did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

        Baker & McKenzie has advised us further that any final judgment obtained against us, our directors or officers, or Himax Taiwan in any court other than the courts of the ROC in respect of any legal suit or proceeding will be enforced by the courts of the ROC without further review of the merits only if the court of the ROC in which enforcement is sought is satisfied that:

  •
  the court rendering the judgment had jurisdiction over the subject matter according to the laws of the ROC;

  •
  the judgment and the court procedure resulting in the judgment were not contrary to the public order or good morals of the ROC;

  •
  if the judgment was rendered by default by the court rendering the judgment and (i) we or such persons were duly served within a reasonable time in the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction or (ii) process was served on us or such persons with judicial assistance of the ROC; and

  •
  judgments of the courts of the ROC would be recognized and enforceable in the jurisdiction of the court rendering the judgment on a reciprocal basis.

        A party seeking to enforce a foreign judgment in the ROC would, except under limited circumstances, be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) for the remittance out of the ROC of any amounts recovered in respect of such judgment denominated in a currency other than NT dollars.

 TAXATION

Cayman Islands Taxation

        The applicable prospectus supplement will describe the material Cayman Islands tax consequences of the ownership and disposition of any securities offered thereunder.

U.S. Federal Income Taxation

        The applicable prospectus supplement will describe material U.S. federal income tax consequences of the ownership and disposition of the securities offered thereunder to certain U.S. persons.

 PLAN OF DISTRIBUTION

        We or the selling shareholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, or directly to purchasers, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        In addition, we or the selling shareholder may sell some or all of the securities included in this prospectus through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers.

        We or the selling shareholder may enter into hedging transactions with respect to our securities. For example, we or the selling shareholder may:

  •
  enter into transactions involving short sales of our ordinary shares by broker-dealers;

  •
  sell our ordinary shares short themselves and deliver the shares to close out short positions;

  •
  enter into option or other types of transactions that require us to deliver ordinary shares to a broker-dealer, who will then resell or transfer the ordinary shares under this prospectus; or

  •
  loan or pledge our ordinary shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        We or the selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholder or borrowed from us, the selling shareholder or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us or the selling shareholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

        Any broker-dealers or other persons that participate with us or the selling shareholder in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us or the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in

Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Select Market, the existing trading market for our ordinary shares, or sales made to or through a market maker other than on an exchange.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

        Pursuant to a requirement by the Financial Industry Regulatory Authority ("FINRA"), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or the selling shareholder for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

 LEGAL MATTERS

        Certain legal matters as to United States federal law and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. The validity of the ordinary shares represented by the ADSs offered by us and the selling shareholder in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman (Cayman) Limited, Grand Cayman, Cayman Islands.

 EXPERTS

        The consolidated financial statements of Himax Technologies, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

22,086,742 American Depositary Shares

Himax Technologies, Inc.

PROSPECTUS SUPPLEMENT

June 13, 2013

Global Coordinator
Citigroup

Joint Bookrunners
(listed in alphabetical order except for the Global Coordinator)
Citigroup    BofA Merrill Lynch    Chardan Capital Markets, LLC    Credit Suisse

Co-Managers
Oppenheimer & Co.    Rosenblatt    Craig-Hallum Capital Group